UNITED STATES

SECURITIES & EXCHANGE COMMISSION

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SCHEDULE 14A

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FAR EAST ENERGY CORPORATION

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The following press release was issued by Far East Energy Corporation:

FAR EAST ENERGY CORPORATION MAILS LETTER TO STOCKHOLDERS

President and CEO Michael R. McElwrath Reports on Recent China Trips

Urges Stockholders to Vote for Director Nominees

HOUSTON, TX—Nov. 21, 2006—Far East Energy Corporation (OTCBB: FEEC) announced today that it is sending a letter, in the form of a conversation with President and Chief Executive Officer, Michael R. McElwrath, to stockholders. In the letter, Mr. McElwrath urges stockholders to vote for the Company’s Director nominees in the upcoming Annual Meeting of Stockholders to be held December 15, 2006. In the letter Michael R. McElwrath also speaks about his recent trips to China and says of Far East Energy’s team: “Our China team, including our current Board nominees, have critical management experience in the energy field ranging from the highest levels of major oil and gas companies to senior energy policy making roles in the United States government. Our team has delivered the goods on hundreds of major energy projects and initiatives and has extensive relationships in China. We feel that the members of our team are leaders in coalbed methane ‘CBM’ exploration and have the qualifications necessary to manage the drilling and production to build real stockholder value.” To find out more please visit www.VoteFarEastEnergy.com.

The full text of the letter follows:

Dear Valued Stockholder:

I wanted to update you on the very latest developments at Far East Energy. After my latest sojourn in China, I am pleased to report that it appears we are making major progress in the dewatering program in what we believe is an area of high gas content coupled with unusually high permeability. The key to making this rare combination work to our advantage is to pattern in wells rapidly to speed up dewatering. It will take longer to dewater than if we had low permeability, but we believe the wait should be well worth it – the same high permeability that causes higher water production, also allows gas to move with greater ease through our coal and from greater distances to our wells. Prolific wells like those in America’s San Juan Basin or Australia’s Fairview Field have that rare combination. Of course, until we achieve sustained production from our wells, we cannot be sure if the performance of our wells will mirror that of these fields.

I invite you now to read about our drilling and production progress in the enclosed question and answer interview. You can also see even more details on our progress at our Website: www.VoteFarEastEnergy.com.

As you know, our December 15th Annual Meeting of Stockholders is fast approaching and your vote is very important. We think that, under the leadership of your Board of Directors, we are on the right track with the right team in place. Please make sure your voice is heard and your vote is counted at this very important Annual Meeting by signing, dating and returning the enclosed WHITE proxy card today in support of our highly experienced director nominees.

Thank you.

Sincerely,

Michael R. McElwrath

Your Board of Directors urges you to vote FOR its highly qualified Director nominees. Please sign, date and return the WHITE proxy card today. Thank you for your continued support. If you have any questions or require any assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1.877.456.3442 or for international calls + 412.232.3651.

A Conversation with Michael R. McElwrath, CEO and President, Far East Energy Corporation

Mike, you go to China frequently to check on the progress of Far East Energy’s drilling sites. Can you tell us about your latest trip?

Actually, I have made two trips to China since September 10th and both may be of interest to our stockholders. In September, I had the privilege, on behalf of Far East Energy, of making two policy addresses to the U.S. – China Seventh Annual Oil & Gas Industry Forum in Hangzhou, China. One of our current Directors, Don Juckett, was instrumental in the creation of this annual exchange between the United States and China on oil and gas policy and industry developments. Far East was the only U.S. company requested to make two policy addresses to this distinguished group of senior policy makers of the Chinese and U.S. governments as well as senior officers of China’s and America’s leading energy companies.

I returned again in October, and on both trips, I was pleased to confirm, firsthand in the field, the tremendous progress we are making with our first horizontal wells. We have completed drilling on our fourth horizontal well in the FCC HZ01 “Shouyang No.1” area, and now have funds to continue drilling additional wells in this area to advance dewatering as quickly as possible and capitalize on what we believe to be the strong production potential associated with the rare combination of high gas content and high permeability discovered in our first wells in the Shouyang Block. While focused on dewatering and creating our initial production block in Shouyang, we will also likely drill our first horizontal well in the Qinnan Block and an obligation well in the Yunnan province.

Also, while in China, we met with the Chief Operating Officer and CEO, respectively, of two of the largest local gas distribution companies in China, and with the President of the Shanxi Provincial Pipeline Company to discuss potential gas sales from the production block that we are creating around the Shouyang No.1. There is much interest in our potential production. Of course we first need to achieve sustainable gas production from our wells, but it appears that there will be strong competition for our gas leading to the highest gas prices possible.

I also made a presentation to the Goldman Sachs “China Investment Frontier” Conference in Beijing, so we have made excellent progress over the last couple of months in China.

Have you had any other recent meetings with investors?

Information sharing is a top priority for your company. We continually meet with investors to bring them up to date on our Company and the latest developments, and to raise the awareness of the Company. In addition to the Goldman Sachs Conference in Beijing, we recently presented at the Annual Energy Conference of The New York Society of Securities Analysts and to large groups in Zurich and Lugano,

Switzerland. We invite you to look at our recent presentations, which include detailed maps of our drilling site locations at: www.VoteFarEastEnergy.com.

We held our first operational update conference call for investors on October 23rd, and plan to hold more such updates as events warrant to keep our stockholders up to date on China developments.

What can you tell us about the China properties?

We feel that our China properties present incredible opportunities. We have discovered what we believe is an area of high gas content coupled with high permeability. This is very exciting because this combination is rare and generally results in higher gas production rates sustainable over longer periods of time. The San Juan Basin in the United States and the Fairview Field in Australia, both prolific gas producers, are examples of such fields. Of course, until we achieve sustained production from our wells, we cannot be sure if the performance of our wells will mirror that of these fields.

What can you tell us about Far East Energy’s China team?

Our China team, including our current Board nominees, have critical management experience in the energy field ranging from the highest levels of major oil and gas companies to senior energy policy making roles in the United States government. Our team has delivered the goods on hundreds of major energy projects and initiatives and has extensive relationships in China. We feel that the members of our team are leaders in coalbed methane “CBM” exploration and have the qualifications necessary to manage the drilling and production to build real stockholder value. In addition, our team was an early provider of horizontal technology to China’s CBM industry and has an excellent relationship with our Chinese partner CUCBM.

What is the single most important thing you learned on your latest visit to China?

I believe that Far East Energy has found something quite rare and that we are in the right place to produce gas, potentially in very large volumes. I saw how the leadership of your Board and the decisions of your management team are making it possible to maximize the potential in our discovery of an area of high permeability and high gas content in China. My time in China further reaffirmed the intense focus in the field on execution of our plan. We have also been in discussions with a number of potential customers for our gas. A competitive atmosphere for our gas is in our best interest and should lead to the highest gas prices possible.

What about corporate governance, an important issue these days?

Your Board and management are very proud of our corporate governance. Director independence is the hallmark of a Board that strives for the best practices in corporate governance. As your Company’s CEO, I am the only one of our six Board nominees not considered to be independent. Your Director nominees have what it takes to deliver stockholder value: drive, experience, commitment and most important, the interests of all stockholders at heart.

And what about the Sofaer Group?

The Sofaer Group, as you may know, is a hedge fund that is trying to seize control of the Board at the December 15th Annual Meeting. They are seeking 66% of the Board even though they own less than 15% of the outstanding stock. We believe that they are self-interested and not operating in the best interests of all stockholders. While they have publicly said they offered your company “backstop financing,” what they haven’t told you is that in fact they offered a “death spiral financing.” Sofaer’s “death spiral financing” was not a backstop.

The terms of their “death spiral financing” included a promissory note that Sofaer could convert at potentially very high discounts (up to 50%) to the market price of our common stock. This could have allowed Sofaer to convert a short-term promissory note into a controlling interest in Far East at a very significant discount. Not only did the conversion terms of the note include a significant number of warrants (40% of the shares to be issued upon conversion of the note) that would have been highly dilutive, the proposed financing included a commission of up to 7% (appropriately called the “set-up” fee) and an additional 2.5 million warrants at the time of funding, assuming a funding of $10 million. In other words, the Sofaer Group could have made millions on their proposed deal, and could have had the potential to take control of Far East at a fraction of its market value.

We believe Sofaer was trying then, and is still trying now, to gain control of your Company without paying a fair, if any, price for it. Indeed, Sofaer’s actions prevented your Company from using the opportunity to raise money at the height of the market for our stock last Spring. In fact, the Sofaer Group agreed to allow your Company to proceed with other financing initiatives months after that opportunity passed, but only if your Company agreed to, among other things pay them additional money in the form of advisory fees for the contemplated financing initiatives completed by your Company. We believe those are the actions of a self-interested hedge fund that cares only for their quick profit at your expense.

That is one more reason your Board urges you, the stockholders, to vote for our Director nominees at the Annual Meeting of Stockholders to be held December 15th in Houston. Please sign, date and return the WHITE proxy card today to make sure your voice is heard at this important Annual Meeting.

What else do the stockholders need to know about Sofaer?

Sofaer claims that it has tried to reach the Company with no success. That is simply not true. We welcome and encourage dialogue with our stockholders and have done so with the Sofaer Group. Once again, the Sofaer Group has not been straight with stockholders. They have not told you that they filed notice of a proxy contest with no prior discussion with members of the Board or management, even though one of their nominees, Tim Whyte, is a current Board member. Proxy contests, unfortunately, are expensive and can be distracting to management. Again, Sofaer’s actions seem like those of a self-interested hedge fund, not those of a stockholder interested only in serving the interests of all other stockholders.

Based on the information they provided, it appears that some of their nominees would not qualify as independent directors within the meaning of a recognized exchange’s listing standards, a very important measure of good corporate governance. We believe that Sofaer, with less than 15% of your Company, is trying to take control of 66% of the Board and take over the Company with no premium to you, the stockholder.

And when you look to the future, what do you see?

Incredible opportunity. We are very optimistic about the future of Far East Energy Corporation. We are very pleased to have the FCC HZ04 horizontal well drilling process completed. The FCC HZ04 horizontal well is strategically located to take advantage of what we believe is a highly gas-saturated part of the coal seam. Generally, an area of high permeability coupled with high gas content and sufficient pressure holds promise in terms of long-term sustainable gas production. We believe this well is also aligned to benefit both the FCC HZ01 and FCC HZ03 wells in terms of dewatering, and our plan is to drill the fifth Shouyang horizontal well in the same area.

Your highly qualified Board and management team not only have deep roots and relationships in China but also the expertise to maximize production at the earliest possible date. To our knowledge not a single one of Sofaer’s nominees has ever supervised or overseen the delivery of an exploration and production project from drilling to production. Our slate of nominees has delivered the goods on hundreds of major energy projects and initiatives. The Sofaer nominees have very little senior management experience in major organizations, and virtually no management experience in oil and gas companies. We simply encourage our stockholders to do their own examination of the biographies, experience and career accomplishments of both our six nominees and those of the Sofaer group. We are confident as to the conclusions that you will reach.

How important is this upcoming Annual Meeting of Stockholders?

This year’s Annual Meeting is extremely important. We have the right team in place at the right time. This is not the time to disrupt our momentum. Sofaer Group is a hedge fund with no concrete plan, no track record and no experience in managing the drilling and production necessary to build real stockholder value. Sofaer could enrich itself at your expense and we strongly urge you to reject Sofaer’s nominees. Your Board of Directors urges you to vote FOR your Board of Directors’ nominees and management team by voting the WHITE proxy card today.

China Acreage Overview

The Shouyang and Qinnan Blocks are part of the 4,280 square kilometer (1,057,650 acres) coalbed methane (CBM) project in Shanxi Province that Far East holds under farmouts from ConocoPhillips. Including its 1,073 square kilometer (264,970 acres) project in the Yunnan Province, the total coalbed methane concessions of Far East Energy are approximately 1.3 million acres, a landmass slightly larger than the State of Delaware.

About Far East Energy

Based in Houston, Texas, with offices in Beijing, Kunming, and Taiyuan City, China, Far East Energy Corporation is focused on the acquisition of, and exploration for, coalbed methane in China through its agreements with ConocoPhillips and China United Coalbed Methane Corp. Ltd. (CUCBM).

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Far East Energy Corporation and its management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the preliminary nature of well data, including permeability and gas content, and commercial viability of the wells; risk and uncertainties associated with exploration, development and production of oil and gas; drilling and production risks; our lack of operating history; limited and potentially inadequate cash resources; expropriation and other risks associated with foreign operations; anticipated pipeline construction and transportation of gas; matters affecting the oil and gas industry generally; lack of availability of oil and gas field goods and services; environmental risks; changes in laws or regulations affecting our operations, as well as other risks described in our Annual Report on Form 10-K, Quarterly Reports filed on Form 10-Q, and subsequent filings with the Securities and Exchange Commission.

Contact: Bill Conboy/ Vice President

Bill@ctaintegrated.com

Warren Laird/ Senior Account Executive

Warren@ctaintegrated.com

CTA Integrated Communications

303-665-4200

Release No. 2006-15

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